PRESS RELEASE

Date:	April 26, 2012

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	David W. Heeter
(765) 747-2880

MutualFirst Financial Holds Annual Meeting

Muncie, Indiana – April 26, 2012 – MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for MutualBank, held its thirteenth annual meeting of stockholders at the Bank’s headquarters on April 25, 2012. It was the 122nd annual meeting for MutualBank.

The company acted on three items of business during the annual meeting. The first order of business was to re-elect Patrick Botts, William Hughes, Jerry McVicker, and James Rosema for a term of three years to expire in 2015. The second order of business was the approval of an advisory (non-binding) resolution to approve executive compensation as disclosed in the Proxy Statement. The third item was the approval to seek a (non-binding) vote on Executive compensation every year.

President and CEO David W. Heeter reported to shareholders that “2011 was a very productive year for MutualFirst and MutualBank. We were pleased to complete a change for the Bank to a state commercial bank charter, as well as payoff our TARP obligation in 2011.” Heeter commented, “We are so appreciative of the confidence that our shareholders and customers have in MutualBank.”

MutualFirst’s wholly owned subsidiary, MutualBank, ended 2011 with assets of over $1.4 billion.

The following Directors were elected:

Patrick C. Botts. Mr. Botts has served as Executive Vice President of the Company and President and Chief Operating Officer of the Bank since November 2003. During the years prior to that appointment, he had served as the Executive Vice President, Vice President of Human Resources, Marketing and Administration and Vice President of Retail Lending for the Bank and has been employed by the Bank since 1986. Mr. Botts’ many years of service in all areas of the Bank’s operations and his duties as President of the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and is well suited to educating the Board on these matters.

William V. Hughes. Mr. Hughes has served as a partner in the law firm of Beasley & Gilkison, LLP, Muncie, Indiana, since 1977. That law firm serves as general counsel to the Bank. Mr. Hughes brings extensive legal knowledge to the Board, particularly with respect to Indiana real property law, commercial transactions, trusts and estates and business litigation. His legal background also serves the Board as resource for matters of corporate governance and director responsibility.

Jerry D. McVicker. Mr. McVicker retired in 2003. Prior to that, he had served as an Administrator, Chief Executive Officer and Chief Operating Officer for Marion Community Schools since 1996. He had served as a director of Marion Capital Holdings, Inc., prior to its acquisition by the Company in 2000. He is the Chairman of the Company’s Compensation Committee. Mr. McVicker has many years of management and administrative skills and extensive experience. His participation in our local business community for over 30 years brings a knowledge of the local economy and business opportunities for the Bank.

James D. Rosema. Mr. Rosema was founder and has been President of Rosema Corporation, an interior finishing company located in Muncie and Fort Wayne, Indiana, since 1972. This successful business does approximately $15 million in business each year and currently has 120 employees. Mr. Rosema has over 38 years of management and administrative skills and extensive experience in real estate development and construction, especially in the communities we serve. He also has experience in sales, personnel management and human resource matters from his outside business experience.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services. The company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Press Release